UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2026

TruGolf Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40970	85-3269086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 North 1400 West Centerville, Utah	84014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 298-1997

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TRUG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 19, 2026, TruGolf Holdings, Inc. (the “Company”) received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, based on the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the Company’s stockholders’ equity was $2,060,281, and therefore, the Company was not in compliance with Nasdaq Capital Market’s Listing Rule 5550(b)(1)(A), which requires a $2,500,000 minimum stockholders’ equity standard. The notification has no immediate effect on the listing or trading of the Company’s Class A common stock on The Nasdaq Capital Market and the Class A common stock will continue to trade under the symbol “TRUG”.

Pursuant to Nasdaq Marketplace Rule 5810, the Company has been provided 45 calendar days, or until October 5, 2026, to supply a specific plan to regain compliance with all Nasdaq Capital Market listing requirements and the Company’s time frame to complete its plan. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the notification, or until February 15, 2027, to evidence compliance. If the plan is not accepted, the Company will have the right to appeal and the Class A common stock would remain listed on The Nasdaq Capital Market until the completion of the appeal process. To regain compliance, the Company must have stockholders’ equity of at least $2.5 million.

The Company is currently evaluating various alternative courses of action to regain compliance, and the Company intends to submit a plan with Nasdaq before October 5, 2026 to maintain its Nasdaq listing. There can be no assurance that the Company will be able to regain compliance with the minimum stockholders’ equity requirement or maintain compliance with the other listing requirements.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth under Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events

As previously disclosed, on August 17, 2026, the Company entered into an Acquisition Agreement (the “Acquisition Agreement”) with 18141991 Canada Inc., a corporation incorporated under the federal laws of Canada and a wholly owned subsidiary of the Company (“SubCo”), and Polymath Research Inc., a corporation incorporated under the federal laws of Canada (“Polymath”). Pursuant to the Acquisition Agreement, Polymath and SubCo will amalgamate under the Canada Business Corporations Act and continue as one corporation (“Amalco”). Upon completion of the amalgamation, each of Polymath and SubCo will cease to exist as a separate entity, the assets and liabilities of each will continue as assets and liabilities of Amalco, and Amalco will become a wholly owned subsidiary of the Company. A summary of the material terms of the Acquisition Agreement was included in the Company’s Current Report on Form 8-K filed on August 18, 2026.

As previously disclosed, on August 17, 2026, the Company entered into a Second Amendment, Waiver and Exchange Agreement (“Waiver and Exchange Agreement”) with certain holders of the Company’s Series A preferred stock (the “Series A preferred stock”). The Waiver and Exchange Agreement provided for certain one-time waivers and consents in connection with the Company’s proposed acquisition of Polymath, including waivers and consents necessary to permit the Polymath acquisition and related issuances. The Waiver and Exchange Agreement also included a reset of the Series A conversion price to $1.00 per share as of the market closing on the trading day immediately preceding the date of the Waiver and Exchange Agreement. From August 18-21, 2026, Series A preferred stock with an aggregate stated value of $1,525,000 (plus all make-whole amounts required therein) was converted into 2,688,750 shares of Class A common stock, and, as of August 21, 2026, approximately $4.4 million of stated value of Series A preferred stock remain outstanding, which, if converted on the date hereof (plus all make-whole amounts required therein) would result in the issuance of approximately 7.69 million shares of Class A common stock. As of August 21, 2026, the Company has 4,572,458 shares of Class A common stock outstanding.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2026	TRUGOLF HOLDINGS, INC.

	By:	/s/ Steven Passey
	Name:	Steven Passey
	Title:	Chief Financial Officer